Exhibit 4.2

EXECUTION COPY

FIFTH SUPPLEMENTAL INDENTURE

by and among

Ventas Realty, Limited Partnership,

Ventas, Inc., as Guarantor

and

U.S. Bank National Association,

as Trustee

$600,000,000

3.500% Senior Notes due 2025

Dated as of January 14, 2015

Supplement to Indenture dated as of September 26, 2013 (Senior Debt Securities)

TABLE OF CONTENTS

		Page

ARTICLE I

CREATION OF THE SECURITIES

Section 1.01	Designation of the Series; Securities Guarantee	2
Section 1.02	Form of Notes	2
Section 1.03	No Limit on Amount of Notes	2
Section 1.04	Ranking	2
Section 1.05	Certificate of Authentication	2
Section 1.06	No Sinking Fund	3
Section 1.07	No Additional Amounts	3
Section 1.08	Definitions	3

ARTICLE II

REDEMPTION

Section 2.01	Amendment to Article 3	11

ARTICLE III

COVENANTS

Section 3.01	Amendments to Article 4	11

ARTICLE IV

SUCCESSORS

Section 4.01	Amendments to Article 5	15

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.01	Amendments to Article 6	17

ARTICLE VI

TRUSTEE

Section 6.01	Amendments to Article 7	19

ARTICLE VII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01	Applicability of Defeasance Provisions	19
Section 7.02	Determinations Under Section 8.03	19
Section 7.03	Determination Under Section 8.07	19
Section 7.04	Amendments to Article 8	19

ARTICLE VIII

GUARANTEES

Section 8.01	Applicability of Guarantee Provisions	20

ARTICLE IX

MISCELLANEOUS

Section 9.01	Determination Under Section 13.10	20
Section 9.02	Application of Fifth Supplemental Indenture; Ratification	20
Section 9.03	Benefits of Fifth Supplemental Indenture	20
Section 9.04	Effective Date	21
Section 9.05	Governing Law	21
Section 9.06	Counterparts	21

SCHEDULE 1	Real Estate Revenues

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notation of Securities Guarantee

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of January 14, 2015 (the “Fifth Supplemental Indenture”), is by and among Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Issuer”), Ventas, Inc., a Delaware corporation, and U.S. Bank National Association, as trustee (the “Trustee”), having a Corporate Trust Office at 425 Walnut ML CN WN 06 CT, Cincinnati, Ohio 45202, as Trustee under the Indenture (defined below).

WHEREAS, Ventas, Inc., the Issuer and the Trustee are parties to that certain indenture dated as of September 26, 2013 (the “Base Indenture” and, as amended and supplemented from time to time, the “Indenture”), providing for the issuance by Ventas, Inc. or by the Issuer together from time to time of their respective senior debt securities (the “Securities”);

WHEREAS, Sections 2.02 and 9.01 of the Base Indenture provide, among other things, that, without the consent of the Holders of the Securities, one or more indentures supplemental to the Base Indenture may be entered into to establish the form or terms of Securities of any series or to change or eliminate any of the provisions of the Base Indenture; provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions;

WHEREAS, the Issuer, acting in its capacity as issuer under the Base Indenture, desires to issue a series of its Securities under the Base Indenture, and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Fifth Supplemental Indenture to modify the Base Indenture and to provide certain additional provisions in respect of such Securities as hereinafter described;

WHEREAS, the Issuer desires to issue such Securities with the benefit of a guarantee provided by Ventas, Inc. on the terms set forth in the Base Indenture, as supplemented by this Fifth Supplemental Indenture;

WHEREAS, the Issuer, Ventas, Inc. and the Trustee deem it advisable to enter into this Fifth Supplemental Indenture for the purposes of establishing the terms of such Securities and guarantee and providing for the rights, obligations and duties of the Trustee with respect to such Securities;

WHEREAS, concurrently with the execution hereof, the Issuer has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel or a reliance letter upon an Opinion of Counsel satisfying the requirements of Section 2.03 of the Base Indenture; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Fifth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and agreements herein contained, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of such Securities, as follows:

ARTICLE I

CREATION OF THE SECURITIES

Section 1.01          Designation of the Series; Securities Guarantee.

(a)           The changes, modifications and supplements to the Base Indenture effected by this Fifth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (as defined below), which shall not apply to any other Securities that have been or may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to the terms hereof and Sections 2.01 and 2.02 of the Base Indenture, the Issuer hereby creates a series of Securities designated as the “3.500% Senior Notes due 2025” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.  Except as otherwise provided in the Base Indenture, the Notes shall form their own series for voting purposes, and shall not be part of the same class or series as any other Securities issued by the Issuer or by Ventas, Inc.

(b)           Each of the Notes will be guaranteed by the Guarantor in accordance with Article 10 of the Base Indenture and Article VII of this Fifth Supplemental Indenture.

Section 1.02          Form of Notes.  The Notes will be issued in definitive form and the definitive form of the Notes shall be one or more Global Securities substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made a part hereof.  The Notes shall bear interest, be payable and have such other terms as are stated in the form of definitive Note or in the Base Indenture, as supplemented by this Fifth Supplemental Indenture.  The stated maturity of the principal of the Notes shall be February 1, 2025.

Section 1.03          No Limit on Amount of Notes.  The Trustee shall authenticate and deliver on January 14, 2015, Notes for original issue in an aggregate principal amount of up to $600,000,000.  Notwithstanding the foregoing, the aggregate principal amount of the Notes shall be unlimited; provided, that the terms of all Notes issued under this Fifth Supplemental Indenture (other than the date of issuance, the issuance price, and the initial Interest Payment Date) shall be the same.  The Issuer may, upon the execution and delivery of this Fifth Supplemental Indenture or from time to time thereafter, execute and deliver the Notes to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon an Authentication Order and delivery of an Officers’ Certificate and Opinion of Counsel as contemplated by Section 2.03 of the Base Indenture, without further action by the Issuer.

Section 1.04          Ranking.  The Notes will be the Issuer’s unsecured and unsubordinated obligations and rank equal in right of payment with all of the Issuer’s existing and future unsecured and unsubordinated indebtedness.

Section 1.05          Certificate of Authentication.  The Trustee’s certificate of authentication to be included on the Notes shall be substantially as provided in the form of Note attached hereto as Exhibit A.

Section 1.06          No Sinking Fund.  No sinking fund will be provided with respect to the Notes (notwithstanding any provisions of the Base Indenture with respect to sinking fund obligations).

Section 1.07          No Additional Amounts.  No Additional Amounts will be payable with respect to the Notes (notwithstanding any provisions of the Base Indenture with respect to Additional Amount obligations).

Section 1.08          Definitions.

(a)           Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Base Indenture.

(b)           Solely for purposes of this Fifth Supplemental Indenture and the Notes, the following definitions in Section 1.01 of the Base Indenture are hereby amended in their entirety to read as follows:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

“Debt” means, as of any date (without duplication), (1) all indebtedness and liabilities for borrowed money, secured or unsecured, of Ventas, Inc. and its Subsidiaries, including mortgages and other notes payable (including the Notes to the extent outstanding from time to time), but excluding any indebtedness, including mortgages and other notes payable, which is secured by cash, cash equivalents or marketable securities or defeased (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness) and (2) all Contingent Liabilities of Ventas, Inc. and Subsidiaries, excluding in each of clauses (1) and (2) Intercompany Debt and all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions.

It is understood that Debt shall not include any redeemable equity interest in Ventas, Inc.

“Default” means, with respect to the Indenture and the Notes, any event that is, or with the passage of time or giving of notice would be, an Event of Default.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of such Debt or other obligation, and “Incurrence” and “Incurred” have the meanings correlative to the foregoing.

“Interest Payment Date” has the meaning set forth in the Indenture and the Notes.

“Lien” means (without duplication) any lien, mortgage, trust deed, deed of trust, deed to secure debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest; provided, that for purposes hereof, “Lien” shall not include any mortgage that has been defeased by Ventas, Inc. or any of its Subsidiaries in accordance with the provisions thereof through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Real Estate Assets” means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.

“Significant Subsidiary” means each Subsidiary that is a “significant subsidiary”, if any, of Ventas, Inc., as such term is defined in Regulation S-X under the Securities Act.

(c)           Solely for purposes of this Fifth Supplemental Indenture and the Notes, the following terms shall have the indicated meanings:

“Consolidated EBITDA” means, for any period of time, the net income (loss) of Ventas, Inc. and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)           Interest Expense;

(2)           taxes;

(3)           depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by Ventas, Inc., deducted in arriving at net income (loss);

(4)           extraordinary items;

(5)           non-recurring items or other unusual items, as determined reasonably and in good faith by Ventas, Inc. (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)           noncontrolling interests;

(7)           income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)           gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges.

For purposes of calculating Consolidated EBITDA, all amounts shall be as determined reasonably and in good faith by Ventas, Inc., and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its subsidiaries prepared in accordance with GAAP.

“Contingent Liabilities of Ventas, Inc. and Subsidiaries” means, as of any date, those liabilities of Ventas, Inc. and its Subsidiaries consisting of (without duplication) indebtedness for borrowed money, as determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the Consolidated Financial Statements of Ventas, Inc. as of the date of determination.

“Fifth Supplemental Indenture” has the meaning stated in the preamble.

“Guarantor” means Ventas, Inc. and its successors and assigns; provided, however, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee of the Notes is released in accordance with the terms of the Indenture.

“Intercompany Debt” means, as of any date, Debt to which the only parties are Ventas, Inc. and any of its Subsidiaries as of such date; provided, however, that with respect to any such Debt of which the Issuer or the Guarantor is the borrower, such Debt is subordinate in right of payment to the Notes.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period by Ventas, Inc. and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) non-cash swap ineffectiveness charges, in all cases as reflected in the applicable Consolidated Financial Statements.

“Issue Date” means January 14, 2015.

“Issuer” has the meaning stated in the preamble.

“Latest Completed Quarter” means, as of any date, the then most recently ended fiscal quarter of Ventas, Inc. for which Consolidated Financial Statements of Ventas, Inc. have been completed, it being understood that at any time when Ventas, Inc. is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual and quarterly reports with the Commission, the term “Latest Completed Quarter” shall be deemed to refer to the fiscal quarter covered by Ventas, Inc.’s most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, Ventas, Inc.’s Annual Report on Form 10-K.

“Make-Whole Amount” means, in connection with any optional redemption of the Notes, the excess, if any, of:

(1)           the aggregate present value as of the date of such redemption of each dollar of principal of the Notes being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date a notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or payment had not been made, over

(2)           the aggregate principal amount of the Notes being redeemed or paid.

“Notes” has the meaning stated in Section 1.01 hereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Property EBITDA” means for any property owned by Ventas, Inc. or any of its Subsidiaries as of the date of determination, for any period of time, the net income (loss) derived from such property for such period, before deductions for (without duplication):

(1)           Interest Expense;

(2)           taxes;

(3)           depreciation, amortization, and all other non-cash items, as determined reasonably and in good faith by Ventas, Inc., deducted in arriving at net income (loss);

(4)           general and administrative expenses that are not allocated by management to a property segment, as reflected in Ventas, Inc.’s Consolidated Financial Statements available for the four (4) consecutive fiscal quarters ending with the Latest Completed Quarter;

(5)           extraordinary items;

(6)           non-recurring items or other unusual items, as determined reasonably and in good faith by Ventas, Inc. (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(7)           noncontrolling interests;

(8)           income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(9)           property valuation losses and impairment charges;

in each case attributable to such property.

For purposes of calculating Property EBITDA, all amounts shall be determined reasonably and in good faith by Ventas, Inc., and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.

Property EBITDA shall be adjusted (without duplication) to give pro forma effect:

(x)           in the case of any assets having been placed-in-service or removed from service since the first day of the period to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred as of the first day of the period; and

(y)           in the case of any acquisition or disposition of any asset or group of assets since the first day of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred as of the first day of the period.

“Reinvestment Rate” means 0.25% plus the arithmetic mean of the yields under the respective heading Week Ending published in the most recent Statistical Release under Treasury Constant Maturities for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the principal of the Notes being redeemed or paid as of such redemption or payment date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate in respect of the Notes shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate in respect of the Notes, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Secured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of Ventas, Inc. and its Subsidiaries as of that date that is secured by a Lien on properties or other assets of Ventas, Inc. or any of its Subsidiaries.

“Stabilized Development Asset” means, as of any date, a new construction or development Real Estate Asset at such date that, following the first four (4) consecutive fiscal quarters occurring after substantial completion of construction or development, either (i) an additional six (6) consecutive fiscal quarters have occurred or (ii) such Real Estate Asset is at least 90% leased, whichever shall first occur.

“Statistical Release” means that statistical release designated H.15(519) or any successor publication that is published weekly by the Federal Reserve System and that establishes annual yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index the Issuer designates.

“Subsidiary” means, with respect to any Person, a corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with such Person in accordance with GAAP.

“Total Assets” means, as of any date, in each case as determined reasonably and in good faith by Ventas, Inc., the sum of (without duplication):

(1)           with respect to Real Estate Assets that were owned by Ventas, Inc. and its Subsidiaries as of April 17, 2002 and that continue to be owned as of the date of determination, the annualized rental revenues specified for such Real Estate Assets on Schedule 1 attached to this Fifth Supplemental Indenture, divided by 0.0900, plus any annualized incremental rental revenue generated by such Real Estate Assets as a result of, arising out of or in connection with annual rent escalations or rent reset rights of Ventas, Inc. and its Subsidiaries with respect to such Real Estate Assets (whether by agreement or exercise of such right or otherwise), divided by 0.0900; for the purpose of this clause (1), “annualized incremental rental revenue” in respect of a Real Estate Asset shall mean the increase in daily rental revenue generated by such Real Estate Asset as a result of, arising out of or in connection with such annual rent escalations or rent reset rights over the daily rental revenue generated by such Real Estate Asset immediately prior to the effective date of such increase, annualized by multiplying such daily increase by 365;

(2)           with respect to all other Real Estate Assets owned by Ventas, Inc. and its Subsidiaries as of the date of determination (except as set forth in clause (3) below), the cost (original cost plus capital improvements before depreciation and amortization) thereof, determined in accordance with GAAP;

(3)           with respect to Stabilized Development Assets owned by Ventas, Inc. and its Subsidiaries as of the date of determination, the aggregate sum of all Property EBITDA for such Stabilized Development Assets for the four (4) consecutive fiscal quarters ending with the Latest Completed Quarter divided by (i) 0.0900, in the case of a government reimbursed property and (ii) 0.0700 in all other cases; provided, however, that if the value of a particular Stabilized Development Asset calculated pursuant to this clause (3) is less than the cost (original cost plus capital improvements before depreciation and amortization) of such Real Estate Asset, as determined in accordance with GAAP, such cost shall be used in lieu thereof with respect to such Real Estate Asset;

(4)           the proceeds of the Debt, or the assets to be acquired in exchange for such proceeds, as the case may be, incurred since the end of the Latest Completed Quarter;

(5)           mortgages and other notes receivable of Ventas, Inc. and its Subsidiaries, determined in accordance with GAAP;

(6)           cash, cash equivalents and marketable securities of Ventas, Inc. and its Subsidiaries but excluding all cash, cash equivalents and marketable securities securing, or applied to defease or discharge, in each case as of that date, any indebtedness, including mortgages and other notes payable (including cash deposited with a trustee with respect to third party indebtedness), all determined in accordance with GAAP; and

(7)           all other assets of Ventas, Inc. and its Subsidiaries (excluding goodwill), determined in accordance with GAAP.

“Unencumbered Assets” means, as of any date, in each case as determined reasonably and in good faith by Ventas, Inc., the sum of (without duplication):

(1)           with respect to Real Estate Assets that were owned by Ventas, Inc. and its Subsidiaries as of April 17, 2002 and that continue to be owned as of the date of determination, but excluding any such Real Estate Assets that are serving as collateral for Secured Debt, the annualized rental revenues specified for such Real Estate Assets on Schedule 1 attached to this Fifth Supplemental Indenture, divided by 0.0900, plus any annualized incremental rental revenue generated by such Real Estate Assets as a result of, arising out of or in connection with annual rent escalations or rent reset rights of Ventas, Inc. and its Subsidiaries with respect to such Real Estate Assets (whether by agreement or exercise of such right or otherwise), divided by 0.0900; for the purpose of this clause (1), “annualized incremental rental revenue” in respect of a Real Estate Asset shall mean the increase in daily rental revenue generated by such Real Estate Asset as a result of, arising out of or in connection with such annual rent escalations or rent reset rights over the daily rental revenue generated by such Real Estate Asset immediately prior to the effective date of such increase, annualized by multiplying such daily increase by 365;

(2)           with respect to all other Real Estate Assets owned by Ventas, Inc. and its Subsidiaries as of the date of determination (except as set forth in clause (3) below), but excluding any such Real Estate Assets that are serving as collateral for Secured Debt, the cost (original cost plus capital improvements before depreciation and amortization) thereof, determined in accordance with GAAP;

(3)           with respect to Stabilized Development Assets owned by Ventas, Inc. and its Subsidiaries as of the date of determination, excluding any such Stabilized

Development Assets that are serving as collateral for Secured Debt, the aggregate sum of all Property EBITDA for such Stabilized Development Assets for the four (4) consecutive fiscal quarters ending with the Latest Completed Quarter divided by (i) 0.0900, in the case of a government reimbursed property and (ii) 0.0700 in all other cases; provided, however, that if the value of a particular Stabilized Development Asset calculated pursuant to this clause (3) is less than the cost (original cost plus capital improvements before depreciation and amortization) of such Real Estate Asset, as determined in accordance with GAAP, such cost shall be used in lieu thereof with respect to such Real Estate Asset;

(4)           the proceeds of the Debt, or the assets to be acquired in exchange for such proceeds, as the case may be, incurred since the end of the Latest Completed Quarter;

(5)           mortgages and other notes receivable of Ventas, Inc. and its Subsidiaries, except any mortgages or other notes receivable that are serving as collateral for Secured Debt, determined in accordance with GAAP;

(6)           cash, cash equivalents and marketable securities of Ventas, Inc. and its Subsidiaries but excluding all cash, cash equivalents and marketable securities securing, or applied to defease or discharge, in each case as of that date, any indebtedness, including mortgages and other notes payable (including cash deposited with a trustee with respect to third party indebtedness), all determined in accordance with GAAP; and

(7)           all other assets of Ventas, Inc. and its Subsidiaries (excluding goodwill), other than assets pledged to secure Debt, determined in accordance with GAAP; provided, however, that Unencumbered Assets shall not include net real estate investments in unconsolidated joint ventures of Ventas, Inc. and its Subsidiaries.

For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for GAAP purposes shall nonetheless be included in clause (6) above, so long as Ventas, Inc. or any of its Subsidiaries has the right to (i) direct the qualified intermediary to return such cash to Ventas, Inc. or such Subsidiary if and when Ventas, Inc. or such Subsidiary fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (ii) direct the qualified intermediary to use such cash to acquire like-kind property.

“Unsecured Debt” means, as of any date, that portion of the aggregate principal amount of all outstanding Debt of Ventas, Inc. and its Subsidiaries as of that date that is neither Secured Debt nor Contingent Liabilities of Ventas, Inc. and its Subsidiaries.

“Ventas Capital” means Ventas Capital Corporation, a Delaware corporation.

ARTICLE II

REDEMPTION

Section 2.01          Amendment to Article 3.  Pursuant to Sections 2.02(7) and 2.02(8) of the Base Indenture, Article 3 of the Base Indenture is hereby amended with respect to the Notes by adding to the end the following new Sections 3.09 and 3.10, in each case to read as follows:

“Section 3.09  Optional Redemption.

(a)           The Issuer may, at its option, redeem the Notes at any time prior to maturity, in whole or from time to time in part.

(b)           The redemption price for any redemption of the Notes before November 1, 2024 shall be equal to the sum of (1) the principal amount of the Notes being redeemed, (2) accrued and unpaid interest thereon, if any, to (but excluding) the redemption date, and (3) the Make-Whole Amount, if any (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).  The redemption price for any redemption of the Notes on or after November 1, 2024 shall be equal to the sum of (1) the principal amount of the Notes being redeemed and (2) accrued and unpaid interest thereon, if any, to (but excluding) the redemption date.

(c)           Any redemption pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

Section 3.10  Mandatory Redemption.  The Issuer is not required to make mandatory redemption payments with respect to the Notes.”

ARTICLE III

COVENANTS

Section 3.01          Amendments to Article 4.

(a)           Pursuant to Section 2.02(14) of the Base Indenture, Section 4.03 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 4.03  Reports.  Whether or not required by the Commission, so long as any Notes are outstanding, Ventas, Inc. shall file with the Trustee, within 15 days after it files the same with the Commission (or if not subject to the periodic reporting requirements of the Exchange Act, within 15 days after it would have been required to file the same with the Commission had it been so subject):

(1)           all quarterly and annual financial information that is required to be contained in filings with the Commission on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Ventas, Inc.’s certified independent accountants; and

(2)           all current reports that are required to be filed with the Commission on Form 8-K.

For so long as any Notes remain outstanding, if at any time Ventas, Inc. is not required to file with the Commission the reports required by the preceding paragraph of this Section 4.03, Ventas, Inc. shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The availability of the foregoing materials on the Commission’s website or on Ventas, Inc.’s website shall be deemed to satisfy the foregoing delivery obligations.”

(b)           Pursuant to Section 2.02(14) of the Base Indenture, Section 4.04 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 4.04  Compliance Certificate.  “Ventas, Inc. shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Ventas, Inc. and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Ventas, Inc. has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, Ventas, Inc. has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Ventas, Inc. is taking or proposes to take with respect thereto) and that to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Securities of any series is prohibited or if such event has occurred, a description of the event and what action Ventas, Inc. is taking or proposes to take with respect thereto.  For purposes of this Section 4.04, such compliance shall be determined without regard to any period of grace or requirement of notice under the Indenture.”

(c)           Pursuant to Section 2.02(14) of the Base Indenture, Section 4.06 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 4.06  Corporate Existence.  Except as permitted by Article 5 and Section 10.04, Ventas, Inc. and the Issuer shall do all things necessary to preserve and keep their existence, rights and franchises; except that neither Ventas, Inc. nor the Issuer shall be required to preserve any such right or franchise if Ventas, Inc. or the Issuer, as applicable, shall determine reasonably and in good faith that the preservation thereof is no longer desirable in the conduct of its business.”

(d)           Pursuant to Section 2.02(14) of the Base Indenture, Article 4 of the Base Indenture is hereby amended with respect to the Notes by adding to the end the following new Sections 4.07 through 4.11, in each case to read as follows:

“Section 4.07  Taxes.  Ventas, Inc. will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.08  Stay, Extension and Usury Laws.  Each of Ventas, Inc. and the Issuer covenants (to the extent that they may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and each of Ventas, Inc. and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.09  Restrictions on Activities of Ventas Capital.  Each of Ventas, Inc. and the Issuer shall not permit Ventas Capital to hold any material assets, become liable for any material obligations or engage in any significant business activities; except that Ventas Capital may be a co-obligor with respect to Debt if the Issuer is a primary obligor of such Debt and the net proceeds of such Debt are received by the Issuer or one or more of its Subsidiaries other than Ventas Capital.

Section 4.10  Limitations on Incurrence of Debt.

(a)           Ventas, Inc. shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt would exceed 60% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(b)           Ventas, Inc. shall not, and shall not permit any of its Subsidiaries to, Incur any Secured Debt if, immediately after giving effect to the Incurrence of such additional Secured Debt and any other Secured Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt would exceed 50% of the sum of (without duplication) (i) Total Assets as of the end of the Latest Completed Quarter and (ii) the purchase price of any Real Estate Assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire Real Estate Assets or mortgages receivable or to reduce Debt), since the end of the Latest Completed Quarter.

(c)           Ventas, Inc. shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, immediately after giving effect to the Incurrence of such additional Debt and any other Debt Incurred since the end of the Latest Completed Quarter and the application of the net proceeds therefrom, the ratio of Consolidated EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ending with the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis and calculated on the assumption (without duplication) that:

(i)            the additional Debt and any other Debt Incurred by Ventas, Inc. or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, which was outstanding at the date of determination, had been Incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the net proceeds of such Debt, including to refinance other Debt, had occurred at the beginning of such period, except that in determining the amount of Debt so Incurred, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period;

(ii)           the repayment or retirement of any other Debt repaid or retired by Ventas, Inc. or any of its Subsidiaries since the first day of such four-quarter period to the date of determination had occurred at the beginning of that period, except that in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period; and

(iii)          in the case of any acquisition or disposition of any asset or group of assets (including, without limitation, by merger, or stock or asset purchase or sale) or the placement of any assets in service or removal of any assets from service by Ventas, Inc. or any of its Subsidiaries since the first day of such four-quarter period to the date of determination, the acquisition, disposition, placement in service or removal from service and any related repayment or refinancing of Debt had occurred as of the first day of such period, with the appropriate adjustments to Consolidated EBITDA and Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Section 4.11  Maintenance of Unencumbered Assets. Ventas, Inc. and its Subsidiaries shall maintain at all times Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.”

ARTICLE IV

SUCCESSORS

Section 4.01          Amendments to Article 5.

(a)           Pursuant to Section 2.02(14) of the Base Indenture, Section 5.01 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 5.01       Merger, Consolidation, or Sale of Assets.

Ventas, Inc. may not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not Ventas, Inc. is the surviving corporation); or (b) sell, assign, transfer, convey, lease (other than to an unaffiliated operator in the ordinary course of business) or otherwise dispose of all or substantially all of the properties or assets of Ventas, Inc. and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)           either:

(i)            Ventas, Inc. is the surviving corporation; or

(ii)           the Person formed by or surviving any such consolidation or merger (if other than Ventas, Inc.) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than Ventas, Inc.) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of Ventas, Inc.’s obligations under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3)            immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Ventas, Inc. or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists under the Indenture.

Notwithstanding anything to the contrary in this Section 5.01, the Guarantor may consolidate or merge with or into the Issuer, or sell and/or transfer to the Issuer all or substantially all of its assets, in each case, without compliance with any of the requirements set forth in this Article 5.”

(b)           Pursuant to Sections 2.02(14) of the Base Indenture, Article 5 of the Base Indenture is hereby amended with respect to the Notes by adding to the end the following new Sections 5.03 and 5.04, in each case to read as follows:

“Section 5.03       Assumption by the Guarantor.

The Guarantor, or a Subsidiary thereof that is organized and existing under the laws of the United States, any State of the United States or the District of Columbia, may directly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Issuer to be performed or observed. Upon any such assumption, the Guarantor or such Subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Guarantor or such Subsidiary had been named as the Issuer herein and the Issuer shall be released from liability as obligor on the Notes.

Section 5.04         Termination of the Guarantee.

The obligations of the Guarantor under the Indenture shall terminate at such time the Guarantor merges or consolidates with the Issuer or at such other time as the Issuer acquires all of the assets and partnership interests of the Guarantor.”

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.01          Amendments to Article 6.

(a)           Pursuant to Section 2.02(14) of the Base Indenture, Section 6.01 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“Section 6.01.  Events of Default.

Each of the following is an “Event of Default”:

(1)           Ventas, Inc. or the Issuer does not pay the principal or any premium on any Note when due and payable;

(2)           Ventas, Inc. or the Issuer does not pay interest on any Note within 30 days after the applicable due date;

(3)           Ventas, Inc. or its Subsidiaries remain in breach of any other term of the Indenture for 90 days after they receive a notice of Default stating they are in breach.  Either the Trustee or the Holders of more than 25% in aggregate principal amount of the Notes then Outstanding may send the notice;

(4)           except as permitted by the Indenture and the Notes, the Securities Guarantee by the Guarantor shall cease to be in full force and effect or the Guarantor shall deny or disaffirm its obligations with respect thereto;

(5)           the Issuer, Ventas, Inc. or any of its Significant Subsidiaries default under any of their indebtedness (including a default with respect to Securities of any series under the Indenture other than the Notes) in an aggregate principal amount exceeding $50.0 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness.  Such default is not an Event of Default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 30 days after the Issuer, Ventas, Inc. or any such Significant Subsidiary, as the case may be, receives notice specifying the default and requiring that they discharge the other indebtedness or cause the acceleration to be rescinded or annulled.  Either the Trustee or the Holders of more than 25% in aggregate principal amount of the Notes then Outstanding may send the notice;

(6)           the Issuer, Ventas, Inc. or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary:

(i)            commence a voluntary case;

(ii)           consent to the entry of an order for relief against them in an involuntary case;

(iii)          consent to the appointment of a custodian of them or for all or substantially all of their property;

(iv)          make a general assignment for the benefit of their creditors; or

(v)           generally are not paying their debts as they become due; or

(7)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Issuer, Ventas, Inc. or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(ii)           appoints a custodian of the Issuer, Ventas, Inc. or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer, Ventas, Inc. or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii)          orders the liquidation of the Issuer, Ventas, Inc. or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.”

(b)           Pursuant to Section 2.02(14) of the Base Indenture, Section 6.02 of the Base Indenture is hereby amended with respect to the Notes by (i) deleting the first sentence thereof in its entirety and inserting in its place the following:

“In the case of an Event of Default specified in clause (6) or (7) of Section 6.01, with respect to the Issuer, Ventas, Inc. or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all Outstanding Notes will become due and payable immediately without further action or notice.”

and (ii) adding to the end of Section 6.02 the following:

“Notwithstanding anything to the contrary contained in the Indenture, the sole remedy for an Event of Default relating to a failure to comply with any of the provisions of Section 4.03 hereof shall consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the outstanding principal amount of the

Notes.  This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes and will accrue on all Outstanding Notes from and including the date on which such Event of Default first occurs to, but not including, the date on which such Event of Default shall have been cured or waived.”

(c)           Pursuant to Section 2.02(14) of the Base Indenture, Section 6.08 of the Base Indenture is hereby amended with respect to the Notes by deleting from the first line thereof the reference to clause (3) of Section 6.01 of the Base Indenture.

ARTICLE VI

TRUSTEE

Section 6.01          Amendments to Article 7.  Pursuant to Section 2.02(14) of the Base Indenture, Section 7.07(e) of the Base Indenture is hereby amended with respect to the Notes by changing the references to Section 6.01(7) or (8) therein to Section 6.01(6) or (7).

ARTICLE VII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01          Applicability of Defeasance Provisions.  Pursuant to Sections 2.02(17) and 8.01 of the Base Indenture, so long as any of the Notes are Outstanding, Sections 8.02 and 8.03 of the Base Indenture shall be applicable to the Notes.

Section 7.02          Determinations Under Section 8.03.  For the purposes of Sections 2.02(17) and 8.03 of the Base Indenture, Section 8.03 of the Base Indenture shall apply to Sections 4.09 through 4.11, inclusive.

Section 7.03          Determination Under Section 8.07.  For the purposes of Sections 8.07 and 11.02 of the Base Indenture, the provisions of Section 8.07 of the Base Indenture shall apply to the Notes.

Section 7.04          Amendments to Article 8.

(a)           Pursuant to Section 2.02(14) of the Base Indenture, the last sentence of Section 8.03 of the Base Indenture is hereby amended with respect to the Notes by changing the references to Sections 6.01(4) through 6.01(6) therein to Sections 6.01(3) through 6.01(5).

(b)           Pursuant to Section 2.02(14) of the Base Indenture, clause (5) of Section 8.04 of the Base Indenture is hereby amended with respect to the Notes by deleting the text thereof in its entirety and inserting in its place the following:

“(5)          such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture in respect of the Notes)

to which Ventas, Inc. or the Issuer is a party or by which Ventas, Inc. or the Issuer is bound;”

(c)           Pursuant to Section 2.02(14) of the Base Indenture, clause (2) of Section 8.07(c) of the Base Indenture is hereby amended with respect to the Notes by deleting the references to “Restricted Subsidiaries” and replacing such references with the word “Subsidiaries.”

ARTICLE VIII

GUARANTEES

Section 8.01          Applicability of Guarantee Provisions.

(a)           Pursuant to Sections 2.02(1) and 10.01 of the Base Indenture, so long as any of the Notes are Outstanding, Article 10 shall be applicable to the Notes.

(b)           To evidence its Guarantee in accordance with Section 10.03 of the Indenture, the Guarantor agrees that a notation of such Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that the Indenture has been executed on behalf of such Guarantor by one of its Officers.

ARTICLE IX

MISCELLANEOUS

Section 9.01          Determination Under Section 13.10.  For the purposes of Section 13.10 of the Base Indenture, the agreements of the Guarantor will bind its successors except as otherwise provided in Article 10 of the Base Indenture.

Section 9.02          Application of Fifth Supplemental Indenture; Ratification.

(a)           Each and every term and condition contained in this Fifth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture.

(b)           The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as the same instrument.

(c)           In the event of any conflict between this Fifth Supplemental Indenture and the Base Indenture, the provisions of this Fifth Supplemental Indenture shall prevail.

Section 9.03          Benefits of Fifth Supplemental Indenture.  Nothing contained in this Fifth Supplemental Indenture shall or shall be construed to confer upon any Person other than a Holder of the Notes, the Issuer, the Guarantor or the Trustee any right or interest to avail itself of any benefit under any provision of the Base Indenture or this Fifth Supplemental Indenture.

Section 9.04          Effective Date.  This Fifth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 9.05          Governing Law.  This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 9.06          Counterparts.  This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

VENTAS REALTY, LIMITED PARTNERSHIP

By:	Ventas, Inc., its General Partner

	By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President,
Chief Administrative Officer and General Counsel

GUARANTOR

VENTAS, INC.

By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President,
Chief Administrative Officer and General Counsel

[Signature Page to Fifth Supplemental Indenture]

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Robert T. Jones
Name: Robert T. Jones
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]

SCHEDULE 1

[Intentionally omitted]

1-1

EXHIBIT A

FORM OF NOTE

[Face of Note]

CUSIP # 92277G AE7

3.500% Senior Note due 2025

No.	$

VENTAS REALTY, LIMITED PARTNERSHIP

promises to pay to CEDE & CO. or registered assigns, the principal sum of                            Dollars on February 1, 2025.

Interest Payment Dates:  February 1 and August 1

Record Dates:  January 15 and July 15

Dated:               , 20

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A

SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

VENTAS REALTY, LIMITED PARTNERSHIP

By: Ventas, Inc., its General Partner

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the

series designated therein referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Back of Note]

3.500% Senior Notes due 2025

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest.  Ventas Realty, Limited Partnership (the “Issuer”) promises to pay interest on the principal amount of this Note at 3.500% per annum from January 14, 2015 until maturity.  The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 14, 2015; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be August 1, 2015.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; the Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 (each, a “Record Date”) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided, that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)           Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

(4)           Indenture.  The Issuer issued the Notes under an indenture, dated as of September 26, 2013 (the “Base Indenture”), as amended by the Fifth Supplemental Indenture, dated as of January 14, 2015 (the “Fifth Supplemental Indenture” and, together with the Base Indenture and as the Base Indenture and the Fifth Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantor named therein and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are unsecured obligations of the Issuer.

(5)           Optional Redemption.  (a) The Issuer may, at its option, redeem the Notes at any time prior to maturity, in whole or from time to time in part.

(b)           The redemption price for any redemption of the Notes before November 1, 2024 shall be equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to (but excluding) the redemption date, and (iii) the Make-Whole Amount, if any (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).  The redemption price for any redemption of the Notes on or after November 1, 2024 shall be equal to the sum of (i) the principal amount of the Notes being redeemed and (ii) accrued and unpaid interest thereon, if any, to (but excluding) the redemption date.

(c)           Any redemption of the Notes shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

(6)           Mandatory Redemption.  The Issuer will not be required to make mandatory redemption payments with respect to the Notes.

(7)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(8)           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The

Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

(9)           Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

(10)         Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Securities Guarantee or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then Outstanding Securities affected by such amendment or supplemental indenture voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Securities Guarantee or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Securities affected thereby voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Securities Guarantee or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets; add additional Guarantees with respect to the Notes; secure the Notes; to make any other change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or to comply with requirements of the Commission in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act.

(11)         Defaults and Remedies.  Events of Default with respect to the Notes include:  (i) default in the payment of principal or any premium on the Notes when due and payable; (ii) default in the payment of interest on the Notes within 30 days after the applicable due date; (iii) breach of any other term of the Indenture for 90 days after receipt of a notice of Default stating the Issuer is in breach; (iv) default under any of certain Debt of the Issuer, Ventas, Inc. and its Significant Subsidiaries, which default results in the acceleration of the maturity of such indebtedness, unless such other Debt is discharged, or the acceleration is rescinded or annulled, within 30 days after the Issuer, Ventas, Inc. or its Significant Subsidiaries, as applicable, receive notice of the default; and (v) certain events in bankruptcy, insolvency or reorganization occur with respect to the Issuer, Ventas, Inc. or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare the entire principal amount of the Notes to be due and payable; provided, that the sole remedy for an Event of Default relating to a failure to comply with any of the provisions of Section 4.03 of the Indenture shall consist exclusively of the right to receive additional interest on the Notes in accordance with the terms set forth in the Indenture.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all Outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, the Holders of a majority in principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal, premium, if any, or interest) if and so long as it determines that withholding notice is in the interest of the Holders of the Notes.  Subject to certain exceptions, the Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture.

(12)         Trustee Dealings with Issuer.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

(13)         No Recourse Against Others.  No director, officer, employee or stockholder of Ventas, Inc. or any of its Subsidiaries, as such, will have any liability for any obligations of Ventas, Inc. or any of its Subsidiaries under the Notes or the Indenture based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes.

(14)         Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)         Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16)         CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Ventas Realty, Limited Partnership
c/o Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky 40223
Attention:  General Counsel

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or Tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                               to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*      Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF NOTATION OF SECURITIES GUARANTEE

For value received, the Guarantor (which term includes any successor Person under the Indenture hereinafter referred to) has unconditionally guaranteed to the extent set forth in, and subject to the provisions of, an indenture dated as of September 26, 2013 (the “Base Indenture”), as amended by the Fifth Supplemental Indenture, dated as of January 14, 2015 (the “Fifth Supplemental Indenture” and, together with the Base Indenture and as the Base Indenture and the Fifth Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”) among Ventas Realty, Limited Partnership (the “Issuer”), the Guarantor named therein and U.S. Bank National Association, as trustee (the “Trustee”), providing for the issuance of 3.500% Senior Notes due 2025, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligation of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Securities Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Securities Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

VENTAS, INC.

By:
Name:
Title:

B-1